Exhibit 99.1

Hello, and welcome to our first quarter fiscal year 2011 financial results conference call. Joining us today are Bill Angrick, our Chairman and Chief Executive Officer, and Jim Rallo, our Chief Financial Officer and Treasurer. We will be available for questions after our prepared remarks.

The following discussion or responses to your questions reflect management’s views as of today, February 3, 2011, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today’s press release and in our filings with the SEC, including our most recent annual report on Form 10-K.

As you listen to today’s call, we encourage you to have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter.

During this call, we will discuss certain non-GAAP financial measures. In our press release and our filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures. We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors.  This supplemental operating data includes Gross Merchandise Volume and should not be considered a substitute for, or superior to, GAAP results.

At this time, I’d like to turn the presentation over to our CEO, Bill Angrick.

Thanks Julie. Good morning and welcome to our Q1 earnings call.

I’ll begin this session by reviewing our Q1 financial performance and then provide context on our strategy and where we stand in our company’s overall development. Finally, I will turn it over to Jim for more details on the quarter and on our outlook for the year.

During Q1 Liquidity Services reported record financial results as we expanded our leadership position in the Reverse Supply Chain market by delivering significant value to our clients and buying customers. We exceeded our guidance range while continuing to make important investments for the future. Q1 GMV was up 35% YOY to a record $126.8 million, driven by growth in the volume of goods sold across our commercial and government marketplaces. Adjusted EBITDA of $11.1 million was up 31.5% YOY driven by improved merchandising, further penetration of existing clients and improved operating leverage. Adjusted EPS, which excludes non-cash compensation expenses, was $0.17.

We continued to demonstrate our financial strength by generating cash from operating activities of approximately $6.8 million during Q1 and we ended the quarter with approximately $81.5 million in cash and zero long term debt.

As evidenced in Q1, our e-commerce marketplaces, large and growing network of buyers and integrated services are ideally suited to solving the needs of corporate and government clients for a wide range of surplus assets.

On behalf of top retailers and manufacturers we sold the full range of customer returned items on our www.liquidation.com marketplace, including clothing, gaming systems, Smart Phones, housewares, jewelry, tools, toys and HDTVs. According to NRF the volume of store returns grew to $43.8 billion during the recent holiday season. Retailers are relying on Liquidity Services to help them improve the cycle time and value recovered from returned merchandise as they transition to the next season.

On behalf of commercial and government clients we sold a broad range of high value capital assets, including: vehicles, boats, material handling equipment, machine tools, line pipe, drilling equipment, and scrap metal. Our ability to create markets for used, salvage and scrap assets has allowed many of our clients to enhance the visibility and success of their sustainability programs by recovering value from items that have been previously discarded as waste.

As organizations seek to reduce costs, improve transparency and enhance their financial returns, Liquidity Service’s online marketplace solution is increasingly valuable. In turn this has translated into robust growth and market share expansion.

For example, GMV in our commercial business grew 68% YOY to $60 million in Q1 and we now serve over 50 Fortune 500 clients with the ability to handle their full range of asset recovery needs from finished goods inventory to technology equipment and capital assets.

Our GovDeals marketplace which serves state and local governments added over 150 new agency clients during the quarter and set records for number of active sellers and the number of clients using our online financial settlement services.

Our DoD surplus business has continued to benefit from data driven merchandising actions which have improved recovery for high value assets ranging from rolling stock to heavy equipment.

Our DoD scrap business has benefitted from strong property flows and solid global demand as we target and reach a truly global buyer base for millions of pounds of scrap metal and other end-of-life materials.

Today, Liquidity Services is the most trusted solution for commercial and government sellers to manage and sell surplus goods and we now serve over 4,000 commercial and government clients that sell assets online to our over 1.4 million registered buyers across the globe.

We believe our recent progress and continued focus on driving operational efficiencies, investing in innovation and enhancing value for our clients and buying customers positions us well for fiscal year 2011 and continued long term profitable growth and market leadership.

Liquidity Services will continue to execute our multi-pronged growth strategy to achieve a billion dollar plus GMV enterprise by leveraging our product domain expertise, scalable technology platform and credibility serving the world’s largest corporate and government clients.

First, we will continue to expand our penetration of the Fortune 1000 corporate marketplace which we estimate to be a $50 billion market opportunity for consumer goods and capital assets.

We have developed a full range of both sell-in-place and full service solutions to meet the needs of large and mid-size retailers and manufacturers. We believe corporate America is seeking to centralize the Reverse Supply Chain function and our web based solution, value added services and global buyer base is a key enabler for implementing this strategy. We believe the Internet presents a more efficient and effective model for commercial sellers of high value assets than physical on-site auctions, due to: a global buyer reach and competition, faster sales cycle times, reduced transportation, logistics and “make-ready” costs.

Liquidity Services brings important core competencies to create value for sellers and buyers in the commercial market as we have merchandised and sold over $2 billion in GMV of inventory, heavy equipment, rolling stock and scrap metal since our inception.

Our second growth initiative is to further expand our public sector business to capture an increased share of the $2 billion federal and municipal government surplus market. With over 3,400 government agency clients our brand awareness continues to grow. Federal, state and and local government agencies are increasingly interested in improving transparency around the sales process and recovering more value from surplus assets to address budgetary deficits. We believe our e-commerce solution is ideally suited to address the pressing needs of government agencies of all sizes in the coming year.

Our third growth initiative is to develop and grow our buyer base to deliver the maximum recovery for clients. We are making considerable technology investments during 2011 to improve buyers’ access to assets across all LSI buyer marketplaces which will improve the activity and conversion rates of existing and new buyers on our platform. Additionally, we are taking actions to improve our branding and page optimization across all LSI marketplaces with clients and buyers. A recent example is our automation of the merchandising and fulfillment of large lot sales on our Liquidation.com platform for export buyers which greatly simplified the buying process. Ultimately, by making it easier for buyers to fill their specific needs we will enhance the value to all parties of using our marketplace.

Finally, we will continue to pursue acquisitions of complementary businesses. The markets we serve are still very fragmented and we continue to seek and evaluate M&A opportunities which would enhance our seller and buyer base, product domain expertise and level of value added services to serve the needs of our clients. Moreover, the improved depth of our leadership team and 2011 infrastructure investment program will allow us to accelerate the integration of acquired companies.

In summary, we have a strong, diversified overall business that we expect will generate top line growth, positive cash flows and excellent returns on invested capital in fiscal year 2011. We have leading e-commerce marketplaces addressing multiple, large market opportunities. And we have the financial strength and operating discipline to execute our growth strategy to create long term value for our stockholders.

Our entire team of over 700 associates looks forward to working together to expand our business, while maintaining the highest standards of integrity, service and quality. Now let me turn it over to Jim for a more detailed review of our financial results and outlook.

Thanks, Bill.

A key element of our strategy is growing our commercial business with fortune 1,000 companies.  Capital assets are now over 50% of our business, and a source of significant growth.  The Network International acquisition has performed above our expectations as we continue to increase our penetration with 22 Fortune 500 corporations and 8 of the world’s largest multinationals across the energy supply chain.  Our continued high level of service supporting the Department of Defense and over 3,400 local government entities has resulted in an increased flow of capital assets, which we expect to continue throughout the fiscal year.  Our record quarterly results and increased guidance ranges reflect these market share gains and enhanced service levels and operating efficiencies across our entire business.  Our strategy of bringing innovative technology to the reverse supply chain market and our efficient business model has translated into strong results for stockholders. Trailing 12 month adjusted earnings before interest taxes depreciation and amortization, or EBITDA has improved to $40.1 million and trailing 12 month operating cash flow has improved to $35.0 million.

We also continued to make important investments in the first quarter to support our future growth.  As we discussed during our last earnings call, we have a significant technology infrastructure project underway that will allow us to continue to provide a high level of customer satisfaction as we scale the business to a billion dollars of Gross Merchandise Volume or GMV.  We made progress this quarter towards completing this project in fiscal year 2011; however the pace was slower than anticipated resulting in less expense in the first quarter.  We expect the pace of these initiatives to accelerate in the next two quarters resulting in a shift in expenses from the first quarter to the second and third quarters.

Next I will comment on our first quarter financial results.

Total GMV increased to a record $126.8 million up 35.4% year over year.

GMV in our DoD scrap business increased to $17.8 million up 22.9% year over year as a result of increasing commodity prices and a mix shift to higher value metals.

GMV in our DoD surplus business increased to a record $24.1 million up 22.1% year over year as a result of increasing property flow from the DoD and a higher mix of high value capital assets such as rolling stock.

GMV in our GovDeals, or state and local government, business increased to $21.4 million up 13.9% year over year as we continue to add new clients thus further penetrating the $2.0 billion state and local government market.

GMV in our US commercial business increased to $60.4 million up 67.9% year over year principally as a result of the Network International acquisition on June 15, 2010.

Total revenue increased to a record $78.5 million up 20.2% year over year, primarily due to (1) the increase in our scrap and surplus businesses previously discussed and (2) a 15.8% increase in our U.S. commercial business, as a result of several new programs for large retailers.

Technology and operations expenses increased by 10.2%, to $13.3 million, year over year, primarily due to increases in staff and temporary wages, including stock based compensation, and consultant fees associated with technology infrastructure projects.  As a percentage of revenue, these expenses decreased to 16.9% from 18.5%.

Sales and marketing expenses increased by 29.4%, to $6.0 million, year over year, primarily due to (1) expenses of $0.5 million in staff wages, including stock based compensation; and (2) expenses of $0.7 million associated with Network International.  As a percentage of revenue, these expenses increased to 7.7% from 7.1%.

General and administrative expenses increased by 13.4%, to $6.7 million, year over year, primarily due to (1) $0.6 million in staff wages, including stock based compensation; and (2) $0.2 million in business development costs.  As a percentage of revenue, these expenses decreased to 8.6% from 9.1%.

The Company continues to demonstrate strong cash flow generation and growth as our overall working capital continues to be a source of cash. During the first quarter, LSI generated $6.8 million of operating cash flow up 83.4%, year over year.

Adjusted EBITDA grew 31.5%, year over year, to a record $11.1 million.

Adjusted net income was $4.8 million and adjusted diluted earnings per share was $0.17, for the quarter, based on approximately 28.3 million diluted weighted average shares outstanding.  Adjusted net income and adjusted diluted earnings per share for the quarter were adversely affected by a sharp increase in our effective income tax rate from approximately 46% to 50%.  We estimate that the fiscal year 2011 effective tax rate will be approximately 50%, which is an increase from the estimated 46% discussed during our last call.  The estimated 4% increase in the effective rate is a result of the increased estimate of the fair value of the earn-out at the time of the Network International acquisition from $2.8 million, out of a possible total earn out payment of $7.5 million, to $7.5 million. Upon review of the estimate as of December 31, 2010, LSI determined that the operating results of Network International are exceeding original estimates significantly, and have estimated that the full $7.5 million earn out payment is likely based on the last six months of operating history and estimates for the next 12 months. Therefore, the Company recorded an additional liability of $4.7 million as of December 31, 2010 and reflected this increase in the statement of operations for the three months ended December 31, 2010, which is not deductible against U.S. taxable income. This is in accordance with new authoritative guidance related to business combinations issued by the FASB in December 2007, which LSI adopted for fiscal year 2010.

We estimate that our future effective income tax rate will be approximately 46%, which is comprised of (1) approximately 35% for federal taxes; (2) approximately 8% for state taxes, which combined approximates our cash tax rate of 43%; and (3) approximately 3% for book and tax differences including stock based compensation expenses, primarily related to employee stock options, which are currently expensed in our financial statements but are not deductable for tax purposes until they are exercised.

We continue to have a strong balance sheet.  At December 31, 2010, we had $81.5 million of cash or approximately $2.88 per share in cash, current assets of $115.9 million and total assets of $172.4 million.  The Company continues to be debt free.

Capital expenditures during the quarter were $2.0 million as we purchased much of the technology infrastructure assets that we will deploy throughout the year.  We expect capital expenditures to be $4.0 to $4.5 million for the fiscal year ended September 30, 2011.

Management is providing the following guidance for the next quarter and fiscal year 2011.

We expect GMV for fiscal year 2011 to range from $480 million to $520 million, which is an increase from our prior guidance range of $465 million to $505 million.  We expect GMV for the fiscal second quarter of 2011 to range from $115 million to $125 million.

We expect adjusted EBITDA for fiscal year 2011 to range from $43 million to $45 million, which is an increase from our prior guidance range of $40 million to $44 million.  We expect adjusted EBITDA for the fiscal second quarter of 2011 to range from $8 million to $10 million.

We estimate adjusted earnings per diluted share for fiscal year 2011 to range from $0.66 to $0.74, which is unchanged from our previous guidance as a result of an increase in our effective income tax rate from 46% to 50%.  For the fiscal second quarter of 2011, we estimate adjusted earnings per diluted share to range from $0.10 to $0.14.  This guidance reflects the recent impact of our stock repurchase program under which we repurchased 229,575 shares for approximately $3.5 million, during the prior quarter, however it does not assume that we will continue to repurchase shares with the approximately $8.1 million yet to be expended under the program.

Our guidance adjusts EBITDA and Diluted EPS for acquisition costs and for the effects of FAS 123(R), which we estimate to be approximately $2.2 million to $2.4 million per quarter for fiscal year 2011.  These stock based compensation costs are consistent with fiscal year 2010.

Bill and I will now answer any questions.